Company Contact:
Amerisa Kornblum
Chief Financial Officer
(954) 835-2233 x1207

Investor Relations:
Allison Malkin/David Griffith
Integrated Corporate Relations
(203) 682-8225/(203) 682-8213

For Immediate Release

ODIMO INCORPORATED ANNOUNCES THIRD QUARTER 2005 RESULTS

SUNRISE, FL., November 14, 2005 /PRNewswire-FirstCall/ — Odimo Incorporated (Nasdaq: ODMO), an online retailer that offers high quality diamonds, fine jewelry, brand name watches and luxury goods through three websites (diamond.com, ashford.com, and worldofwatches.com), today announced financial results for the third quarter and nine months ended September 30, 2005.

For The Three Months ended September 30, 2005

•	Net sales were $9.1 million, as compared to $10.0 million in the third quarter of fiscal 2004;

•	Loss from operations was $3.5 million, compared to a $2.3 million loss from operations in the third quarter of fiscal 2004; and

•	Net loss attributable to common stockholders decreased to $3.5 million, or $(0.50) per share on 7,162,000 average shares from a net loss attributable to common stockholders of $4.0 million, or $(6.29) per share on 629,000 average shares.

For the Nine Months ended September 30, 2005

•	Net sales increased 8.5% to $33.4 million, as compared to $30.7 million in the first nine months of fiscal 2004;

•	Loss from operations was $9.5 million, as compared to a $10.2 million loss from operations in the first nine months of fiscal 2004, including $4.7 million in stock based compensation expense in the first nine months of fiscal 2004; and

•	Net loss attributable to common stockholders decreased to $10.4 million, or $(1.73) per share on 6,013,000 average shares, as compared to a net loss attributable to common stockholders of $24.5 million, or $(38.91) per share on 629,000 average shares in the first nine months of fiscal 2004.

Other Third Quarter Fiscal 2005 Financial Highlights

•	Diamond sales were 33.7% of gross sales, as compared to 34.2% of gross sales in the third quarter of fiscal 2004;

•	Jewelry sales were 15.9% of gross sales, as compared to 12.9% of gross sales in the third quarter of 2004;

•	Luxury goods sales were 11.6% of gross sales, as compared to 14.4% of gross sales in the third quarter of 2004;

•	Watch sales were 38.8% of gross sales, as compared to 38.4% of gross sales in the third quarter of 2004

Gross profit for the third quarter of fiscal 2005 was $2.0 million, 22.3% of net sales compared to $2.8 million, or 28.0% of net sales for the third quarter 2004. The decline in gross profit margin was due to an increase in promotional activity to increase luxury good purchases.

Fulfillment expenses for the third quarter of fiscal 2005 were $580,000 as compared to $660,000 for the third quarter 2004. Fulfillment expenses as a percentage of net sales for the third quarter of fiscal 2005 decreased to 6.4% compared to 6.6% for the third quarter 2004, driven by lower shipping costs and the consolidation of distribution facilities.

Marketing expenses for the third quarter of fiscal 2005 were $1.1 million, as compared to $1.4 million in the third quarter of fiscal 2004. Marketing expenses as a percentage of net sales for the third quarter of fiscal 2005 decreased to 12.0% compared to 13.6% for the third quarter 2004. This decrease reflected the Company’s focus on more directed and cost effective on-line advertising expenditures.

General and administrative expenses were $3.0 million for the third quarter of fiscal 2005 as compared to $2.5 million for the third quarter of fiscal 2004. As a percentage of net sales, general and administrative expenses for the third quarter of fiscal 2005 increased to 32.3% compared to 25.1% for the third quarter of fiscal 2004. This increase was primarily attributable to public company expenses, including legal and professional fees related to exploring financing alternatives, of approximately $536,000 in the third quarter of this year.

Cash and cash equivalents at September 30, 2005 were $1.2 million compared to $1.7 million at December 31, 2004.

Inventories at September 30, 2005 were $12.9 million compared to $14.3 million at December 31, 2004, a decrease of $1.4 million.

Capital expenditures for the first nine months of 2005 totaled $2,795,000 compared to $2,298,000 for the first nine months of 2004. This increase is primarily related to computer and related equipment and software development costs.

Forward-Looking Statements

All statements made in this release, other than statements of historical fact, are or will be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” “prospects,” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of Odimo and the industries and markets in which Odimo operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect Odimo’s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets, changes affecting the Internet and e-commerce, the ability of Odimo to develop and maintain relationships with suppliers, the ability of Odimo to timely and successfully develop, maintain and protect its technology, confidential information and product offerings and execute operationally and the ability of Odimo to attract and retain qualified personnel. More information about potential factors that could affect Odimo can be found in its reports and statements filed by Odimo with the SEC. Odimo expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by Odimo.

On April 15, 2005, the U.S. Securities and Exchange Commission extended the implementation deadline for Statement of Financial Accounting Standards No. 123R, “Share Based Payment.” As a result, Odimo Incorporated will implement SFAS 123R beginning in the first quarter of 2006, rather than in the third quarter of 2005.

About Odimo

Odimo is an online retailer of current season high quality diamonds, fine jewelry, brand name watches and luxury goods. The Company operates three websites, www.diamond.com, www.ashford.com and www.worldofwatches.com and seeks to create long-term relationships with its customers by offering a broad selection of appealing merchandise. The Company’s websites collectively showcase over 2,000 watch styles; a large assortment of luxury goods, such as designer handbags and fashion accessories, fragrances and sunglasses; more than 25,000 independently certified diamonds; and a wide range of precious and semi-precious jewelry. The Company sells brand name goods at discounts to suggested retail prices, and diamonds and fine jewelry at competitive prices. The Company features many of the branded items available in leading department and specialty stores, as well as diamonds certified by the Gemological Institute of America (GIA). Odimo is headquartered in Sunrise, Florida.

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)

	September 30,	December 31,
	2005	2004
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$1,198	$1,663
Deposits with credit card processing company	596	813
Accounts receivable	634	476
Inventories	12,938	14,321
Deposits with vendors	493	660
Prepaid expenses and other current assets	1,029	961

Total current assets	16,888	18,894
PROPERTY AND EQUIPMENT — net	6,796	5,320
GOODWILL	9,792	9,792
INTANGIBLE AND OTHER ASSETS — net	2,494	6,504

TOTAL	$35,970	$40,510

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,796	$10,833
Accounts payable to related parties	3,449	5,691
Accrued liabilities	1,424	3,499
Bank credit facility	—	9,282

Total liabilities	10,669	29,305

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 50,000 and 2,370 shares authorized; 0 and 2,370 shares issued and outstanding at September 30, 2005 and December 31, 2004 respectively (liquidation value of $139,271 at December 31, 2004)	—	3
Common stock, $0.001 par value, 300,000 shares authorized at September 30, 2005 and 4,800 shares authorized at December 31, 2004; 7,162 and 629 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	7	1
Additional paid-in capital	103,705	80,074
Accumulated deficit	(78,411)	(68,873)

Total stockholders’ equity	25,301	11,205

TOTAL	$35,970	$40,510

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September	September	September	September
	30, 2005	30, 2004	30, 2005	30, 2004
NET SALES	$9,132	$10,006	$33,367	$30,740
COST OF SALES	7,091	7,208	25,261	22,010

Gross profit	2,041	2,798	8,106	8,730

OPERATING EXPENSES:
Fulfillment	580	660	2,273	2,004
Marketing	1,092	1,356	4,657	3,784
General and administrative	2,954	2,508	8,007	11,178
Depreciation and amortization	956	575	2,666	1,985

Total operating expenses	5,582	5,099	17,603	18,951

LOSS FROM OPERATIONS	(3,541)	(2,301)	(9,497)	(10,221)
INTEREST INCOME (EXPENSE), Net	10	(105)	(41)	(423)

NET LOSS	(3,531)	(2,406)	(9,538)	(10,644)
DIVIDENDS TO PREFERRED STOCKHOLDERS	( -)	(1,550)	(832)	(13,828)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,531)	$(3,956)	$(10,370)	$(24,472)

Net loss per common share attributable to common stockholders:
Basic and diluted	$(0.50)	$(6.29)	$(1.73)	$(38.91)

Weighted average number of shares:
Basic and diluted	7,162	629	6,013	629

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine months ended
	September 30,	September	30,
	2005	2004
OPERATING ACTIVITIES:
Net loss	$(9,538)	$(10,644)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,666	1,985
Gain on disposal of property and equipment		(3)
Stock-based compensation		4,689
Amortization of supply agreement	108	48
Amortization of discount on stockholder notes		180
Changes in operating assets and liabilities:
Decrease in deposits with credit card processing company	217	120
(Increase) decrease in accounts receivable	(158)	171
Decrease (increase) in inventories	1,383	(5,709)
Decrease (increase) in deposits with vendors	167	(1,012)
Increase in prepaid expenses and other current assets	(69)	(335)
Decrease (increase) in other assets	2,557	(1,806)
Decrease in accounts payable	(5,035)	(2,018)
(Decrease) increase in accounts payable to related parties	(2,242)	3,896
Decrease in accrued liabilities	(2,075)	(1,566)

Net cash used in operating activities	(12,019)	(12,004)

INVESTING ACTIVITIES —
Purchase of property and equipment	(2,795)	(2,298)

FINANCING ACTIVITIES:
Payments on stockholder notes	—	(2,870)
Net(repayments of) borrowings under bank credit facility	(9,282)	9,352
Proceeds from issuance of convertible preferred stock and warrants..............................	—	2,750
Proceeds from exercise of warrants	1,349	—
Proceeds from issuance of common stock, net of offering expenses	22,282	—

Net cash provided by financing activities	14,349	9,232

(DECREASE) IN CASH AND CASH EQUIVALENTS	(465)	(5,070)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,663	5,135

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,198	$65

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid	$76	$208

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Exchange of stockholder notes (including accrued interest of $211) for convertible preferred stock and warrants		$2,996

Fair value of supply agreement.........................................................................		$433